Exhibit 99.1

FOR IMMEDIATE RELEASE:

July 28, 2011

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

O.co (aka Overstock.com) Reports Q2 2011 Results

Company will host conference call and webcast today at 11:30 a.m. EDT

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended June 30, 2011.

Key Q2 2011 metrics (comparison to Q2 2010):

•                  Revenue:  $235.0M vs. $231.3M (2% increase);

•                  Gross margin: 16.9% vs. 18.0% (110 basis point decrease);

•                  Gross profit:  $39.8M vs. $41.6M (4% decrease);

•                  Sales and marketing expense: $13.7M vs. $14.2M (4% decrease);

•                  Contribution (non-GAAP measure): $26.1M vs. $27.4M (5% decrease);

•                  G&A/Technology expense: $33.5M vs. $28.7M (17% increase);

•                  Net loss attributable to common shares: $(7.8)M vs. $(1.4)M ($6.4M increase); and

•                  Diluted EPS: $(0.34)/share vs. $(0.06)/share ($0.28 loss per share increase).

The Company will hold a conference call and webcast to discuss its second quarter 2011 financial results on Thursday, July 28, 2011 at 11:30 a.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com.  To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 84677322 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial +1 (706) 758-1198 and enter conference ID 84677322 when prompted.

Replay

A replay of the webcast will be available at http://investors.overstock.com starting 2 hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 2:30 p.m. Eastern Time on Thursday, July 28, 2011, through 11:59 p.m. Eastern Time on Thursday, August 4, 2011.  To listen to the recorded webcast by phone, please dial (855) 859-2056 and enter conference ID 84677322 when prompted.  Outside the U.S. or Canada please dial +1 (404) 537-3406 and enter conference ID 84677322 when prompted.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics discussion:

You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total revenue — Total revenue for the second quarter of 2011 and 2010 was $235.0 million and $231.3 million, respectively, a 2% increase. The primary reasons for the low growth rate were decreasing unique visits on our websites compared to last year, and fewer new customers due in part to lower traffic and merchandising sales mix shift in certain customer generating categories, particularly media and consumer electronics, and the impact of the Google penalty from February 22, 2011 to April 21, 2011.

Gross profit — Gross profit for the second quarter of 2011 and 2010 was $39.8 million and $41.6 million, respectively, a 4% decrease, representing 16.9% and 18.0% of total revenue for those respective periods. Pricing initiatives partially offset by a sales mix shift away from lower margin categories were the primary drivers of lower gross profit compared to last year.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the second quarter of  2011 and 2010 was $26.1 million (11.1% contribution margin) and $27.4 million (11.8% contribution margin), respectively, a 5% decrease in contribution, and a 70 basis point decrease in contribution margin.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our fixed operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution, see the calculation of this non-GAAP financial measure below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Total revenue	$234,992	$231,253	$500,462	$495,583
Cost of goods sold	195,222	189,674	410,608	406,733
Gross profit	39,770	41,579	89,854	88,850
Less: Sales and marketing expense	13,655	14,179	29,080	28,458
Contribution	$26,115	$27,400	$60,774	$60,392
Contribution margin	11.1%	11.8%	12.1%	12.2%

Sales and marketing expenses — Sales and marketing expenses totaled $13.7 million and $14.2 million for the second quarter of 2011 and 2010, respectively, a 4% decrease, and representing 5.8% and 6.1% of revenue for those respective periods. The decrease in sales and marketing expenses as a percentage of revenue for this period was primarily due to a shift away from branding and online advertising campaigns into promotional campaigns, particularly our Club O loyalty program and shipping promotions that are accounted for as a reduction of revenue, offset in part by an increase in compensation expense primarily due to increases in staffing.

Technology expenses — Technology expenses totaled $16.8 million and $14.2 million for the second quarter of 2011 and 2010, respectively, a 19% increase, and representing 7.2% and 6.1% of revenue for those respective periods. The $2.6 million increase is primarily due to a $1.5 million increase in compensation expense primarily due to increases in staffing, and approximately $700,000 in increased depreciation expense due to higher technology capital spending last year.

General and administrative (“G&A”) expenses — G&A expenses totaled $16.7 million and $14.5 million for the second quarter of 2011 and 2010, respectively, a 15% increase, and representing 7.1% and 6.3% of total revenue for those respective periods. The $2.2 million increase is due to a $1.8 million increase in legal fees, and an approximately $530,000 increase in compensation expense primarily due to increases in staffing.

Operating loss — Operating loss for the second quarter of 2011 was $(7.4) million compared to $(1.3) million for 2010, a $6.1 million increase.

Interest income — Interest income for the second quarter of 2011 and 2010 was $46,000 and $40,000, respectively

Interest expense —Interest expense was $630,000 and $760,000 for the second quarter of 2011 and 2010, respectively. The decrease in interest expense is primarily a result of extinguishments of Senior Notes, partially offset by increased expense related to our finance obligations.

Other income, net — Other income, net for the second quarter of 2011 and 2010 was $220,000 and $652,000, respectively. The decrease in other income, net is primarily due to no extinguishments of Senior Notes with accompanying gains on the buyback during the second quarter of 2011 compared to last year.

Net loss attributable to common shares — Net loss attributable to common shares for the second quarter of 2011 was $(7.8) million, or $(0.34) per share, compared to net loss attributable to common shares of $(1.4) million, or $(0.06) per share for the second quarter of 2010.

Free cash flow (a non-GAAP financial measure) — Free cash flow for the first six months of 2011 and 2010 totaled $(27.6) million and $(54.8) million, respectively. On a trailing twelve month basis, free cash flow for the period ending June 30, 2011 and 2010 was $23.0 million and 19.9 million, respectively.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Six months ended June 30,		Twelve months ended June 30,
	2011	2010	2011	2010
Net cash provided by (used in) operating activities	$(23,536)	$(39,938)	$32,724	$38,464
Expenditures for fixed assets, including internal-use software and website development	(4,024)	(14,827)	(9,708)	(18,579)
Free cash flow	$(27,560)	$(54,765)	$23,016	$19,885

Cash and working capital — At June 30, 2011, Overstock.com had cash and cash equivalents (including restricted cash) of $85.1 million.  Working capital was $8.0 million and $14.7 million at June 30, 2011 and December 31, 2010, respectively.

About O.co (also known as Overstock.com) O.co, also known as Overstock.com, is Your Savings Engine offering brand-name products. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel. O.co, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online athttp://www.overstock.com and http://www.o.co. O.co regularly posts information about the company and other related matters on its website under the heading “Investor Relations.” Overstock.com® is a registered trademark of Overstock.com, Inc. O.co™ and Your Savings Engine™ are trademarks of Overstock.com, Inc., Inc. All other trademarks are the property of their respective owners.

# # #

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Our Form 10-K for the year ended December 31, 2010, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statement of Operations (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue, net
Direct	$33,443	$42,382	$81,604	$92,950
Fulfillment partner	201,549	188,871	418,858	402,633
Total net revenue	234,992	231,253	500,462	495,583
Cost of goods sold
Direct	30,231	37,434	73,261	81,018
Fulfillment partner	164,991	152,240	337,347	325,715
Total cost of goods sold	195,222	189,674	410,608	406,733
Gross profit	39,770	41,579	89,854	88,850
Operating expenses:
Sales and marketing	13,655	14,179	29,080	28,458
Technology	16,808	14,178	33,468	28,126
General and administrative	16,725	14,503	34,711	29,409
Restructuring	—	—	—	(136)
Total operating expenses	47,188	42,860	97,259	85,857
Operating income (loss)	(7,418)	(1,281)	(7,405)	2,993
Interest income	46	40	98	56
Interest expense	(630)	(760)	(1,306)	(1,562)
Other income, net	220	652	409	1,023
Income (loss) before income taxes	(7,782)	(1,349)	(8,204)	2,510
Provision (benefit) for income taxes	16	(7)	38	122
Net income (loss)	$(7,798)	$(1,342)	$(8,242)	$2,388
Deemed dividend related to redeemable common stock	(2)	(63)	(12)	(77)
Net income (loss) attributable to common shares	$(7,800)	$(1,405)	$(8,254)	$2,311
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.34)	$(0.06)	$(0.36)	$0.10
Weighted average common shares outstanding—basic	23,265	23,013	23,240	22,978
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.34)	$(0.06)	$(0.36)	$0.10
Weighted average common shares outstanding—diluted	23,265	23,013	23,240	23,329

Other data:
Gross bookings	$258,151	251,797	$552,364	544,823
Auction gross merchandise volume	1,751	3,105	5,902	7,810
Average customer acquisition cost (in dollars)	21.24	20.06	20.44	17.55

Overstock.com, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$82,680	$124,021
Restricted cash	2,395	2,542
Accounts receivable, net	6,642	13,560
Inventories, net	21,070	32,114
Prepaid inventories, net	1,677	2,082
Prepaids and other assets	15,949	11,651
Total current assets	130,413	185,970
Fixed assets, net	27,645	27,800
Goodwill	2,784	2,784
Other long-term assets, net	1,964	1,405
Total assets	$162,806	$217,959
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,838	$67,311
Accrued liabilities	32,222	40,751
Deferred revenue	21,454	24,027
Convertible senior notes, net	24,461	34,484
Finance obligations, current	5,210	3,922
Capital lease obligations, current	270	729
Total current liabilities	122,455	171,224
Capital lease obligations, non-current	4	113
Finance obligations, non-current	14,030	12,219
Other long-term liabilities	3,223	3,175
Total liabilities	139,712	186,731

Redeemable common stock	109	570

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	351,916	349,747
Accumulated deficit	(250,569)	(242,327)
Treasury stock	(78,364)	(76,764)
Total stockholders’ equity	22,985	30,658
Total liabilities and stockholders’ equity	$162,806	$217,959

Overstock.com, Inc.

Consolidated Statement of Cash Flows (unaudited)

(in thousands)

	Six months ended June 30,		Twelve months ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$(8,242)	$2,388	$3,259	$13,749
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,263	6,646	16,197	12,496
Realized loss on marketable securities	—	—	—	9
Loss on disposition of fixed asset	—	—	—	(1)
Stock-based compensation to employees and directors	1,708	2,485	4,279	4,906
Amortization of debt discount	60	209	242	395
(Gain) loss from early extinguishment of debt	27	(204)	(115)	(204)
Restructuring reversals	—	(136)	(433)	(136)
Changes in operating assets and liabilities:
Restricted cash	147	1,486	533	1,357
Accounts receivable, net	6,918	3,355	1,643	628
Inventories, net	11,044	(2,351)	4,656	(9,557)
Prepaid inventories, net	405	161	1,041	(812)
Prepaids and other assets	(4,321)	(793)	(3,160)	1,192
Other long-term assets, net	230	(1,277)	1,292	(940)
Accounts payable	(28,513)	(36,351)	(1,477)	15,849
Accrued liabilities	(8,773)	(14,991)	3,643	(2,992)
Deferred revenue	(2,573)	(479)	1,268	2,853
Other long-term liabilities	84	(86)	(144)	(328)
Net cash provided by (used in) operating activities	(23,536)	(39,938)	32,724	38,464
Cash flows from investing activities:
Purchases of marketable securities	(79)	(63)	(152)	(63)
Purchases of intangible assets	—	—	(396)	—
Sale of marketable securities prior to maturity	—	—	—	(9)
Investment in precious metals	—	(90)	(1,567)	(90)
Expenditures for fixed assets, including internal-use software and website development	(4,024)	(14,827)	(9,708)	(18,579)
Net cash used in investing activities	(4,103)	(14,980)	(11,823)	(18,741)
Cash flows from financing activities:
Payments on capital lease obligations	(568)	(357)	(701)	(551)
Capitalized financing costs	—	—	—	(245)
Proceeds from finance obligations	748	—	17,131	—
Payments on finance obligations	(2,066)	—	(2,907)	—
Paydown on direct financing arrangement	(106)	(96)	(207)	(208)
Payments to retire convertible senior notes	(10,110)	(9,048)	(25,927)	(9,048)
Purchase of redeemable stock	—	—	(26)	—
Purchase of treasury stock	(1,600)	(818)	(1,607)	(825)
Exercise of stock options	—	1,488	15	1,517
Net cash used in financing activities	(13,702)	(8,831)	(14,229)	(9,360)
Net increase (decrease) in cash and cash equivalents	(41,341)	(63,749)	6,672	10,363
Cash and cash equivalents, beginning of period	124,021	139,757	76,008	65,645
Cash and cash equivalents, end of period	$82,680	$76,008	$82,680	$76,008